Exhibit 8(v)

Form of
AMENDMENT
TO THE
TRANSFER AGENCY-RELATED SERVICES DELEGATION AGREEMENT

This Amendment (the “Amendment”), effective as of the 1st day of August, 2007, to the Transfer Agency-Related Services Delegation Agreement, dated as of November 13, 2002 (“Original Agreement”), by and between PFPC INC., a Massachusetts corporation (“PFPC”), and UBS GLOBAL ASSET MANAGEMENT (US) INC., a Delaware corporation (“UBS Global AM”), is being entered into by and between PFPC and UBS FINANCIAL SERVICES INC., a Delaware corporation (“UBS FS”), as the assignee of UBS Global AM to the Original Agreement, pursuant to an Assignment of Contract, dated January 1, 2004 (“Assignment”).

WHEREAS, PFPC and UBS FS desire to amend the Original Agreement to clarify the scope of services provided thereunder;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the parties hereto agree as follows:

1.    Certain Definitions.  Capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed to them in the Original Agreement, except that the term “Agreement” as used in the Original Agreement and in this Amendment means the Original Agreement as amended by this Amendment and the Assignment.

2.    Modifications to Original Agreement.  The Original Agreement is amended as follows:

(a)  The title of the Original Agreement shall be deleted and replaced in its entirety with the following:

SERVICES DELEGATION AGREEMENT

(b)  Section 1 of the Original Agreement shall be amended by adding the following sentence, which reads in its entirety as follows, to the end of said Section 1:

For the avoidance of doubt, this Agreement shall delegate only those services that a non-transfer agent, under all applicable law, may perform.

(c)  The third paragraph (second WHEREAS clause) on page 1 of the Original Agreement shall be deleted and replaced in its entirety with the following:

WHEREAS, under the Transfer Agency and Related Services Agreement, PFPC is authorized to delegate to UBS Global AM, which may, in turn, further delegate to an affiliated or unaffiliated entity, its obligation to perform certain services thereunder with respect to certain brokerage clients who are also shareholders of the Funds; and

(d)  EXHIBIT A to the Original Agreement shall be deleted and replaced in its entirety with the following:

EXHIBIT A
DELEGATED SERVICES

The following services required to be performed under this Agreement are delegated by PFPC to UBS Global AM, which may, in turn, further delegate any or all of such duties to an affiliated or unaffiliated entity. UBS Global AM or its delegates shall provide the following services:

a.	Establish and maintain a dedicated service center with sufficient facilities, equipment and skilled personnel to address all inquiries from clients of UBS FS received by telephone or mail regarding the Fund and their accounts;

b.	Provide timely execution of redemptions, exchanges and non-financial transactions directed to investment professionals and specifically requested by Fund shareholders, provided that such executions are provided in the capacity of the broker, or an affiliate of the broker, for such Fund shareholders;

c.	Issue checks from proceeds of Fund share redemptions to shareholders as directed by the shareholders or their agents, provided that such issuances are provided in the capacity of the broker, or an affiliate of the broker, for such Fund shareholders;

d.	Process and maintain brokerage account registration information for Fund shareholders, provided that such information is processed and maintained in the capacity of the broker, or an affiliate of the broker, for such Fund shareholders;

e.	With respect to customer accounts maintained through brokerage firms, review new applications and correspond with shareholders to complete or correct information;

f.	Prepare and mail monthly or quarterly consolidated account statements that reflect Fund balances and transactions (such information to be combined with other activity and holdings in investors’ brokerage accounts);

g.	Establish and maintain a dedicated service center with sufficient facilities, equipment and skilled personnel to address all inquiries from dealers that sell Fund shares regarding operational issues and performance;

h.	Capture, process and mail required tax information to shareholders and report this information to the Internal Revenue Service;

i.	Provide the capability to margin funds held within the client’s brokerage account;

j.	Prepare and provide shareholder registrations for mailing of proxies, reports and other communications to shareholders;

k.	Develop, maintain and issue checks from the Automatic Cash Withdrawal Plan if ordered within the client’s brokerage account;

l.	Maintain duplicate shareholder records and reconcile those records with those at the transfer agent, provided that such records are maintained and reconciled in the capacity of the broker, or an affiliate of the broker, for such shareholders;

m.	Process and mail duplicate monthly or quarterly statements to investment professionals;

n.	Establish and maintain shareholder distribution options (i.e., election to have dividends paid in cash, rather than reinvested in Fund shares), provided that such options are established and maintained in the capacity of the broker, or an affiliate of the broker, for such Fund shareholders;

o.	Process and mail purchase, redemption and exchange confirmations to Fund shareholders and investment professionals;

p.	Issue dividend checks to shareholders that select cash distributions to their brokerage account;

q.	Develop and maintain the automatic investment plan offered within the client’s brokerage account; and

r.	Provide bank-to-bank wire transfer capabilities related to transactions in Fund shares.

(e)  A new Section 6 which reads in its entirety as follows is hereby added to the Original Agreement:

6.	Certain Definitions.

(a) “Original Agreement” means the Transfer Agency-Related Services Delegation Agreement, dated as of November 13, 2002, by and between PFPC and UBS Global AM.

(b) “UBS FS” means UBS Financial Services Inc., a Delaware corporation.

(c) “Assignment” means the Assignment of Contract, dated January 1, 2004, by and among PFPC, UBS Global AM and UBS FS pursuant to which UBS Global AM assigned its interests in the Original Agreement to UBS FS.

(d) “Amendment No. 1” means the Amendment, dated as of the_____ day of August, 2007, to the Original Agreement by and between PFPC and UBS FS.

(f)  Section 5(c) of the Original Agreement shall be deleted and replaced in its entirety with the following:

(c)  The Original Agreement, as amended by the Assignment and Amendment No. 1 (“Modified Agreement”) constitutes the entire agreement between the parties with respect to the subject matter therein. The Modified Agreement supersedes all prior and contemporaneous agreements between the parties in connection with the subject matter therein. No officer, employee, servant or other agent of either party is authorized to make any representation, warranty, or other promises not expressly contained herein with respect to the subject matter hereof.

3.   Entire Agreement.   This Amendment constitutes the entire agreement of the parties with respect to the subject matter contained in the Amendment and supersedes all prior and contemporaneous agreements, discussions or understandings between the parties in connection with such subject matter.

4.   Captions.   The captions in this Amendment are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

5.   Governing Law.   This Amendment shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflicts of law.

6.   Remainder of Original Agreement.   Except as amended by this Amendment, the terms and provisions of the Original Agreement as modified by the Assignment are hereby ratified and declared to be in full force and effect.

7.   Facsimile Signatures; Counterparts.   This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

PFPC INC.	UBS FINANCIAL SERVICES INC.

By:	By:

Name:	Name:

Title:	Title:

UBS FINANCIAL SERVICES INC.

By:

Name:

Title: